Exhibit 10.8

Kimberly Boler
kdawnboler@gmail.com
 August 31st, 2021

Dear Kimberly,

On behalf of Leafly Holdings, Inc. (“Leafly” or the “Company”), my colleagues and I are pleased to offer you the full-time, regular position of General Counsel on the following terms. Your start date for this position is September 27th, 2021. You will work out of our Seattle based office, when Lealfy resumes in-person work. You will report to Yoko Miyashita, CEO. The Company may change your position and duties from time-to-time at its discretion.

Base Compensation: This position is salaried, exempt, and is not eligible for overtime. Your salary will be $15,625.00 USD per pay period, which is equivalent to $375,000.00 USD on an annual basis, less payroll deductions and withholdings. You will be paid semi-monthly.

Incentive Compensation: You will be eligible for an annual discretionary bonus of up to 40% of your base salary. that may be awarded at the company’s discretion. Only employees hired on or before October 1, 2021 will be eligible for the 2021 bonus, prorated based on your start date. Incentive compensation will be based on company and personal performance and is awarded solely at the discretion of the Company.

Leafly Holdings Equity Incentive Compensation: Subject to approval by the Company’s Board of Directors, following closing of the Combination, you will be eligible for an additional grant of stock options to purchase 500,000 shares of the Company’s Common Stock at fair market value as determined by the Board as of the date of grant (the “Option Grant”). The number of options to be granted pursuant to the Option Grant will be converted into an equivalent number of options under the 2021 Plan, following confirmation of the conversion ratio applied to be applied to equity plan holders under the Company’s current equity incentive plan in connection with the Combination. The Option Grant will be subject to the following vesting schedule:

●	350,000 of the Option Grant (the “Time Based Options”) will be subject to a four-year vesting schedule, pursuant to which twenty-five percent (25%) of the Time Based Options will vest after the first twelve months, with the remaining Time Based Options to vest at a rate of 1/48 of 350,000 on a monthly basis thereafter until either the Time Based Options are fully vested or your employment ends, whichever occurs first. Vesting will commence as of September 27th, 2021.

Leafly Headquarters: 600 1st Ave., Ste. LL20, Seattle, WA 98104

●	150,000 of the Option grant (the “Milestone Options”) will be subject to the following milestone vesting schedule; provided in each case that you remain in continuous employment with the Company through the date of the applicable vesting event:

1.	First Milestone Vesting Event: 50,000 options shall vest if Leafly’s gross revenue (on a consolidated group basis) for the year ending December 31, 2022, as set forth in Leafly’s audited income statement included in Leafly’s annual report Form 10-K for the year ending December 31, 2022, filed with the SEC, equals or exceeds $65,000,000 (the “2022 Revenue Threshold”).

2.	Second Milestone Vesting Event: 50,000 options shall vest if Leafly’s gross revenue (on a consolidated group basis) for the year ending December 31, 2023, as set forth in Leafly’s audited income statement included in Leafly’s annual report Form 10-K for the year ending December 31, 2023, filed with the SEC, equals or exceeds $101,000,000 (the “2023 Revenue Threshold”).

3.	Pro Ration of First and Second Milestone Vesting Events: Upon achievement of 90% or greater of the 2022 or 2023 Revenue Threshold, as applicable, a corresponding percentage of options subject to the First and Second Milestone Vesting Events, as applicable, will vest.

4.	Market Capitalization Vesting: 50,000 options shall vest upon Leafly’s reaching a $1 billion Market Capitalization (as defined below) for any 20 days during a 30-day period on or before the fourth anniversary of the closing of the Combination (the “Market Cap Milestone”). “Market Capitalization” shall mean, for each trading day, the product of (i) the total number of shares of capital stock, par value $0.0001 per share, of Leafly that is outstanding on such trading day multiplied by (ii) the daily volume weighted average price (based on such trading day) of the shares of Leafly Stock on Nasdaq or other securities exchange on which the shares of Leafly Stock are traded, as reported by Bloomberg Financial L.P. using the AQR function.

5.	Catch-up Vesting: In the event the 2023 Revenue Threshold is achieved, any unvested portion of the stock option subject to the First Milestone Vesting Event shall fully vest. In the event the Market Cap Milestone is achieved, any unvested portion of the stock options subject to the First Milestone Vesting Event and the Second Milestone Vesting Event shall fully vest.

6.	The date of vesting for the First Milestone Vesting Event and the Second Milestone Vesting Event shall be the later of: (i) the date following the end of the fiscal year and

Leafly Headquarters: 600 1st Ave., Ste. LL20, Seattle, WA 98104

Leafly’s filing with the SEC of its Form 10-K for such year in which the 2022 or 2023 Revenue Threshold, as applicable, was attained on which the board of directors of Leafly, or the compensation committee of the board of directors of Leafly, determines that Leafly has attained the applicable Revenue Threshold or in which the milestone was attained that the board of directors of Leafly, or the compensation committee of the board of directors of Leafly, certifies that Leafly has attained the applicable milestone. All options subject to the First and Second Milestone Vesting Events shall vest immediately upon a Change in Control (as defined under the 2021 Plan) provided that you remain in continuous employment with the Company until such time.

Benefits: Provided you satisfy standard eligibility criteria, you will be eligible to participate in the Company benefit programs that are made available to all of the Company’s full-time employees. Your benefits eligibility will begin on October 1st, 2021. In addition, you will be entitled to paid time off according to Company policy. Company benefit policies may be amended from time to time at the discretion of the Company. It is also important to note that the Company reserves the right to change their benefit plans at any time, with or without notice.

Relocation Lump Sum Allowance: To assist you in your move to Seattle, WA, the Company will provide you a Lump Sum Allowance in the amount of $40,000.00 USD. This allowance is to assist with relocation expenses associated with your move. The following is a list of typical expenses that would be included:

●	Temporary housing

●	Lease cancellation charges

●	Household goods move

●	Travel to the new location

The Company has selected this option to provide you with greater flexibility in the planning of your move. Although you are not required to submit expense reports for these expenses it is recommended that you keep all receipts and maintain adequate record keeping for tax reporting and your own financial management. The Lump Sum Allowance will be distributed upon the first payroll after your effective date of hire. This allowance will be reported as additional compensation, subject to payroll deductions, including federal, state, and local income taxes and FICA. This payment is not grossed-up.

In addition to the relocation lump sum payment, the Company will agree to pay the following additional expenses, that will require submitting an expense report for reimbursement :

●	House Hunting Trips ( Hotel stay, Airfare, Meals and Local travel)

●	Miscellaneous expenses associated with relocation

Leafly Headquarters: 600 1st Ave., Ste. LL20, Seattle, WA 98104

All expenses must be submitted within 12 months of the start date, and are subject to the Company’s expense reimbursement and travel policies.

If you leave the Company within 24 months of your date of hire, you will be responsible for reimbursing the Company for the entire relocation lump sum allowance payment. You will not be responsible for reimbursement of the Lump Sum Allowance as a result of an involuntary separation without cause, such as a Company or departmental reorganization. By your signature on this offer letter, you authorize the Company to withhold this amount $40,000.00 USD from any severance and other final pay you receive upon termination of employment within 24 months of date of hire.

Policies: As an employee, you will be expected to abide by Company rules, policies and procedures. As a condition of employment, you will need to sign and comply with a Proprietary Information and Inventions Agreement and an Arbitration Agreement, among other obligations. In addition, Leafly utilizes the services of an investigative consumer reporting agency to conduct criminal and civil background checks after the initial job offer has been made and to verify employment history.

Termination: Your employment is at-will. You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time, with or without cause or advance notice. Your employment at-will status can only be modified in a written agreement signed by you and by an officer of the Company.

Agreement: This letter, together with your Proprietary Information and Inventions Agreement and Arbitration Agreement forms the complete and exclusive statement of your employment terms with the Company. It supersedes any other agreements or promises made to you by anyone, whether oral or written. Changes in your employment terms, other than those changes expressly reserved to the Company’s discretion in this letter, require a written modification signed by an officer of the Company.

Identification Documents: This offer of employment is contingent upon you presenting, in accordance with applicable law, verification of your identity and your legal right to work in the United States. You will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

Leafly Headquarters: 600 1st Ave., Ste. LL20, Seattle, WA 98104

Acceptance: If you wish to accept employment at the Company under the terms described above, please sign and date this letter, and return to me by September 10, 2021

We are very enthusiastic about your joining the Leafly team. If you have any questions, please do not hesitate to call me at (269) 788-2777.

Sincerely,

/s/ Dar Levy
Dar Levy
Senior Director, Human Resources	Accepted:

Kimberly D. Boler
NAME

/s/ Kimberly D. Boler
SIGNATURE

Oct 22, 2021
DATE

Leafly Headquarters: 600 1st Ave., Ste. LL20, Seattle, WA 98104

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